Exhibit 5.1

S O N F I E L D & S O N F I E L D

A Professional Corporation

LEON SONFIELD (1865-1934) GEORGE M. SONFIELD (1899-1967) ROBERT L. SONFIELD (1893-1972) ____________________ FRANKLIN D. ROOSEVELT, JR. (1914-1988)	ATTORNEYS AT LAW 2500 WILCREST DRIVE, 3rd FLOOR HOUSTON, TEXAS 77042-2754 WWW.SONFIELD.COM TELECOPIER (713) 877-1547 ____ TELEPHONE (713) 877-8333	ROBERT L. SONFIELD, JR. Managing Director robert@sonfield.com Jennifer Abney Legal Assistant jennifer@sonfield.com

June 27, 2017

Neutra Corp., Inc.

400 South 4th Street, Suite 500

Las Vegas, Nevada 89101

Ladies and Gentlemen:

We have acted as counsel for Neutra Corp, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) relating to the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which is subject to issuance by the Company pursuant to the Neutra Corp, Inc. 2012 Stock Plan for Directors, Officers and Consultants (the “Plan”).

As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan; (b) the Certificate of Incorporation of the Company, as amended to date; (c) the Bylaws of the Company, as amended to date; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Nevada Revised Statutes and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified, conformed or reproduced copies.

Based on the foregoing and such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares to be issued by the Company have been duly authorized and, when issued and delivered in accordance with the Plan and the terms of any agreements governing the issuance of Common Stock thereunder and upon receipt by the Company of lawful consideration therefor under Nevada law in accordance with the Plan, and subject to the Registration Statement becoming effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the Nevada Revised Statutes (including the statutory provisions, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting the foregoing). For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Yours very truly,

/s/ Robert L. Sonfield, Jr.

Robert L. Sonfield, Jr.

Managing Director